UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 12, 2005
Date of Report (Date of earliest event reported)

Millennium Cell Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Item 8.01 Other Events

On August 12, 2005, Millennium Cell Inc. (the “Registrant”), entered into an Employment Agreement and a Restricted Stock Grant Agreement with Mr. H. David Ramm, the Chief Executive Officer of the Registrant, and an Agreement with DKRW Energy LLC (“DKRW”), a limited liability company of which Mr. Ramm is a member, in connection with Mr. Ramm’s serving as Chief Executive Officer of the Registrant and a related grant to Mr. Ramm of 50,000 shares of restricted common stock, par value $.001 per share, of the Registrant (the “Restricted Stock”).

Mr. Ramm was appointed to be the Registrant’s Chief Executive Officer on April 25, 2005, and his Employment Agreement will be in effect until December 31, 2005, subject to monthly extensions.  The Employment Agreement provides that Mr. Ramm will devote sufficient time to the performance of the services required of the Registrant’s Chief Executive Officer but does not require him to limit his other professional activities to DKRW or otherwise except as aforesaid. As consideration for Mr. Ramm’s services, the Registrant has granted to Mr. Ramm 50,000 shares of Restricted Stock. The Restricted Stock vests on the earlier of (i) any termination or expiration of the Employment Agreement other than (A) a termination by the Registrant for cause, as provided in the Restricted Stock Agreement or (B) the resignation of Mr. Ramm and (ii) December 31, 2005, and is cancelable by the Registrant in the event that Mr. Ramm is terminated for cause or resigns prior to December 31, 2005. As compensation for DKRW’s consent to Mr. Ramm’s employment by the Registrant, and for the partial loss of Mr. Ramm’s services in connection with such employment, the Registrant has agreed to pay to DKRW $12,500 per month during the term of the Employment Agreement. The Audit Committee of the Registrant’s Board of Directors has reviewed the arrangements by and between the Registrant, Mr. Ramm and DKRW as a related party transaction between the Registrant and an affiliate and has approved the terms thereof.   The Compensation Committee of the Registrant’s Board of Directors has also reviewed such arrangements and has approved the terms thereof.

The description of the terms and conditions of the agreements set forth above is qualified by reference to the definitive terms, conditions and limitations of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit 10.1 Employment Agreement dated August 12, 2005, between the Registrant and Mr. H. David Ramm.
Exhibit 10.2 Restricted Stock Grant Agreement dated August 12, 2005, between the Registrant and Mr. H. David Ramm.
Exhibit 10.3 Agreement dated August 12, 2005, between the Registrant and DKRW.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millennium Cell Inc.

By:      /s/John D. Giolli
Name: John D. Gioll
                        Title: Chief Financial Officer

Date: August 12, 2005